EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2018 Fourth Quarter Results

Fiscal Year 2018 Comparable Sales increased 5.6%
Fourth Quarter Diluted Earnings Per Share Increased 47.1% to $1.18
Fiscal Year 2018 Diluted Earnings Per Share Increased 66.4% to $1.79

LYNNWOOD, Wash., March 14, 2019 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the fourth quarter and year ended February 2, 2019.

Total net sales for the fourth quarter ended February 2, 2019 (13 weeks) decreased 1.2% to $304.6 million from $308.2 million in the quarter ended February 3, 2018 (14 weeks). Comparable sales for the 13-week period ended February 2, 2019 increased 3.9% compared to the same thirteen-week period ended February 3, 2018. Net income for the fourth quarter of fiscal 2018 increased 48.5% to $29.6 million, or $1.18 per diluted share, compared to net income of $19.9 million, or $0.80 per diluted share in the fourth quarter of the prior fiscal year. Fourth quarter fiscal 2018 diluted earnings per share results included a $4.3 million reduction in tax expense from the impact of U.S. federal tax legislation or $0.17 per share. Fourth quarter fiscal 2017 results included $3.8 million in net sales related to the recognition of deferred revenue due to changes in the Company’s STASH loyalty program estimated redemption rate. It also included $3.4 million of charges in the provision for income taxes due to a valuation allowance against certain deferred tax assets in Europe, partially offset by a $0.5 million benefit related to U.S. federal tax legislation.  The combined impact of these items reduced net income and earnings per share by $0.5 million and $0.02 respectively.

Total net sales for fiscal 2018 (52 weeks) increased 5.5% to $978.6 million from $927.4 million in fiscal 2017 (53 weeks).  Comparable sales for the fifty-two-week period ended February 2, 2019 increased 5.6% compared to the same fifty-two-week period ended February 3, 2018.  Net income in fiscal 2018 increased 68.7% to $45.2 million, or $1.79 per diluted share, compared to net income in the prior fiscal year of $26.8 million, or $1.08 per diluted share.  Fiscal 2018 diluted earnings per share results included $8.7 million in benefit from the impact of U.S. federal tax legislation or $0.35 per share.   Fiscal 2017 net income and earnings per share were reduced by $0.5 million and $0.02, respectively by the deferred revenue and tax items referenced above in the fourth quarter review.

At February 2, 2019, the Company had cash and current marketable securities of $165.3 million, an increase of 35.6% compared to cash and current marketable securities of $121.9 million at February 3, 2018. The increase in cash and current marketable securities was driven by cash generated through operations partially offset by capital expenditures.

“For the third consecutive year we delivered strong comparable sales and operating income growth in the key holiday quarter,” said Rick Brooks, Chief Executive Officer of Zumiez Inc. “Our ability to consistently improve upon our performance is the result of the hard work we’ve done positioning the Company to win with today’s empowered consumer.  This includes ensuring that we have the brands and products our customers are looking for, that we provide an authentic brand position with outstanding service levels and place inventory in the right stores to meet and fulfill demand quickly regardless of what channel they shop.    Finally, our localized fulfillment strategy has provided a retail model with a singular cost structure that we can more easily leverage to drive operating margin expansion.  We start fiscal 2019 with a strong balance sheet that provides us with financial flexibility to explore multiple opportunities for creating increased shareholder value.”

February 2019 Sales

Total net sales for the four-week period ended March 2, 2019 decreased 3.1% compared to the four-week period ended March 3, 2018. The Company's comparable sales decreased 3.8% for the four-week period ended March 2, 2019 compared to a comparable sales increase of 9.2% for the four-week period ended March 3, 2018.

Going forward we will be discontinuing the reporting of monthly sales results.  Our monthly results can include variability from items such as holiday timing, retail calendar shifts and other marketing related activities that can lead to misinterpretations of business performance. With each of our quarterly earnings releases throughout the year we plan to update you on quarter-to-date comparable sales results to provide directional information about business performance along with our guidance for the current quarter.

Fiscal 2019 First Quarter Outlook

The Company is introducing guidance for the three months ending May 4, 2019.  Net sales are projected to be in the range of $202 million to $206 million including anticipated comparable sales growth of between negative 2.0% and flat to prior year.  Consolidated operating margins are expected to be between negative 2.0% and negative 1.0% resulting in a net loss between $0.13 and $0.07 per share.  The Company currently intends to open approximately 14 new stores in fiscal 2019, including up to 5 stores in North America, 7 stores in Europe and 2 stores in Australia.

A conference call will be held today to discuss fourth quarter fiscal 2018 results, our first quarter outlook, and our thoughts on the full fiscal year 2019.  The call will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (574) 990-9934 followed by the conference identification code of 7199850.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of March 2, 2019, we operated 705 stores, including 606 in the United States, 50 in Canada, 41 in Europe and 8 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s quarterly report on Form 10-Q for the quarter ended November 3, 2018 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.
 CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	February 2,	% of	February 3,	% of
	2019	Sales	2018	Sales
	(Unaudited)		(Unaudited)
Net sales	$304,564	100.0%	$308,245	100.0%
Cost of goods sold	190,623	62.6%	193,583	62.8%
Gross profit	113,941	37.4%	114,662	37.2%
Selling, general and administrative expenses	76,246	25.0%	77,714	25.2%
Operating profit	37,695	12.4%	36,948	12.0%
Interest income, net	677	0.2%	211	0.1%
Other expense, net	(131)	0.0%	(53)	0.0%
Earnings before income taxes	38,241	12.6%	37,106	12.1%
Provision for income taxes	8,629	2.9%	17,170	5.6%
Net income	$29,612	9.7%	$19,936	6.5%
Basic earnings per share	$1.19		$0.81
Diluted earnings per share	$1.18		$0.80
Weighted average shares used in computation of earnings per share:
Basic	24,985		24,729
Diluted	25,190		24,953

ZUMIEZ INC.
 CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Fiscal Year Ended
	February 2,	% of	February 3,	% of
	2019	Sales	2018	Sales
	(Unaudited)
Net sales	$978,617	100.0%	$927,401	100.0%
Cost of goods sold	642,681	65.7%	617,527	66.6%
Gross profit	335,936	34.3%	309,874	33.4%
Selling, general and administrative expenses	274,858	28.1%	261,114	28.2%
Operating profit	61,078	6.2%	48,760	5.2%
Interest income, net	1,692	0.2%	495	0.0%
Other expense, net	(440)	0.0%	(852)	0.0%
Earnings before income taxes	62,330	6.4%	48,403	5.2%
Provision for income taxes	17,125	1.8%	21,601	2.3%
Net income	$45,205	4.6%	$26,802	2.9%
Basic earnings per share	$1.81		$1.09
Diluted earnings per share	$1.79		$1.08
Weighted average shares used in computation of earnings per share:
Basic	24,936		24,679
Diluted	25,212		24,878

ZUMIEZ INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 2, 2019	February 3, 2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$52,422	$24,041
Marketable securities	112,912	97,864
Receivables	17,776	17,027
Inventories	129,268	125,826
Prepaid expenses and other current assets	14,797	14,405
Total current assets	327,175	279,163
Fixed assets, net	120,503	128,852
Goodwill	58,813	62,912
Intangible assets, net	15,260	16,696
Deferred tax assets, net	5,259	4,174
Other long-term assets	7,180	7,713
Total long-term assets	207,015	220,347
Total assets	$534,190	$499,510

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$35,293	$37,861
Accrued payroll and payroll taxes	21,015	20,650
Income taxes payable	5,817	5,796
Deferred rent and tenant allowances	7,489	8,073
Other liabilities	23,494	26,867
Total current liabilities	93,108	99,247
Long-term deferred rent and tenant allowances	37,076	39,275
Other long-term liabilities	3,550	5,073
Total long-term liabilities	40,626	44,348
Total liabilities	133,734	143,595

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—
Common stock, no par value, 50,000 shares authorized; 25,521 shares issued and outstanding at February 2, 2019 and 25,249 shares issued and outstanding at February 3, 2018	153,066	146,523
Accumulated other comprehensive (loss) income	(9,224)	35
Retained earnings	256,614	209,357
Total shareholders’ equity	400,456	355,915
Total liabilities and shareholders’ equity	$534,190	$499,510

ZUMIEZ INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended
	February 2, 2019	February 3, 2018
	(Unaudited)
Cash flows from operating activities:
Net income	$45,205	$26,802
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	27,316	27,288
Deferred taxes	(1,809)	3,282
Stock-based compensation expense	5,871	5,032
Other	2,326	2,344
Changes in operating assets and liabilities:
Receivables	(2,002)	(3,216)
Inventories	(6,222)	(14,848)
Prepaid expenses and other current assets	(735)	(960)
Trade accounts payable	(2,374)	11,584
Accrued payroll and payroll taxes	628	5,359
Income taxes payable	780	3,575
Deferred rent and tenant allowances	(1,245)	(2,494)
Other liabilities	(2,420)	1,766
Net cash provided by operating activities	65,319	65,514
Cash flows from investing activities:
Additions to fixed assets	(21,028)	(24,062)
Purchases of marketable securities and other investments	(148,646)	(129,036)
Sales and maturities of marketable securities and other investments	133,276	89,128
Net cash used in investing activities	(36,398)	(63,970)
Cash flows from financing activities:
Proceeds from revolving credit facilities	34,629	21,466
Payments on revolving credit facilities	(35,181)	(20,700)
Proceeds from issuance and exercise of stock-based awards	899	698
Payments for tax withholdings on equity awards	(227)	(191)
Net cash provided by financing activities	120	1,273
Effect of exchange rate changes on cash and cash equivalents	(660)	977
Net increase in cash and cash equivalents	28,381	3,794
Cash and cash equivalents, beginning of period	24,041	20,247
Cash and cash equivalents, end of period	$52,422	$24,041
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$18,345	$14,851
Accrual for purchases of fixed assets	1,805	1,300

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200